Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES CORPORATE APPOINTMENTS

SHENANDOAH, IA, March 1, 2007 (MARKET WIRE) Green Plains Renewable Energy, Inc. (the “Company”) (NASDAQ: GPRE) (AMEX: GPRE) today announced that Barry A. Ellsworth has resigned his positions as President and Chief Executive Officer of the Company, and Mr. Wayne Hoovestol has been appointed as the Company’s new CEO. Mr. Hoovestol will continue to act as a director of the Company and as the Company’s Chief Operating Officer. Mr. Ellsworth will continue with the Company as a director and as Executive Vice President of Compliance and Development.

Wayne Hoovestol, the Company’s new CEO, today said, “I would like to thank the Board of Green Plains for putting their confidence in me, as well as each of our shareholders that have helped get our company up and running by supporting the two funding drives that were successful enough for us to be able to have two ethanol plants under construction. I would also like to thank Barry Ellsworth for being the spark that created our Company and working tirelessly to bring our Company to where it is, along with Dan Christensen, our two founders that have done much more than just create the Company.  I look forward to continuing to work with both of them as we move forward.

“We are in a very dynamic industry that is changing daily. Our plants are being built in our Country’s heartland in the midst of some of the most productive corn growing areas there are, and soon we are going to be making renewable energy.  I believe this is a wonderful place to be and I look forward to the challenge and the opportunity we have before us.”

Barry Ellsworth, the Company’s former CEO, said today, “I am pleased that Mr. Hoovestol has agreed to be the Company’s new CEO. We currently have two ethanol plants under construction and are very excited about the future of ethanol and the Company. At this point time, we are transitioning from a developmental stage company to an operating company, and I believe Mr. Hoovestol is a very qualified candidate to move the Company forward from here. Mr. Hoovestol has successfully operated large trucking companies for the past 30 years. Therefore, he has significant experience in running operating companies. More importantly, he has sat on the Boards of other operating ethanol companies for over 12 years, and has gained significant knowledge and experience in the ethanol industry from doing so. As a shareholder of the Company, I have great confidence in Mr. Hoovestol’s abilities to successfully manage the operations of the Company.”

About Green Plains Renewable Energy

GPRE is currently building two 50 million gallon ethanol plants in Iowa. The first is being built in Shenandoah, Iowa and is expected to be operational in mid 2007. The Company’s second plant is being built in Superior, Iowa.  The Superior plant is expected to commence operations sometime near the end of 2007.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. – www.gpreethanol.com

Contact: Green Plains Renewable Energy, Inc. – 712.246.2932

2